EXHIBIT 10.3

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (“Agreement”) is entered into as of September 29, 2014 (the “Effective Date”) by and between SAVSU Technologies, LLC, a Delaware limited liability company having its principal place of business at 1 High Country Road, Santa Fe, NM 87508 (“Seller”), and biologistex CCM, LLC, a Delaware limited liability company having its principal place of business at 3303 Monte Villa Parkway, Suite 310, Bothell WA 98021 USA (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, Seller is in the business of manufacturing and selling controlled temperature transport containers for the safe delivery and storage of medicines and biologics; and

WHEREAS, Seller wishes to manufacture and sell certain products to Buyer and to grant Buyer the right to modify such products to be enabled for smart shipper capability and to promote and distribute such products, and Buyer wishes to purchase, modify, promote and distribute such products.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, the Parties agree as follows:

1.	Definitions.

As used herein, the following terms shall have the following meanings:

1.1. “Acceptance” means inspection and performance testing by Buyer in accordance with the testing protocol set forth in the Manufacturing/Quality System Requirements, and Buyer’s notification to Seller that the products conform to Specifications.

1.2. “Additional Purchase Order” has the meaning any Purchase order in addition to the Initial Purchase Order.

1.3. “Applicable Regulations” means all statutes, laws and regulations promulgated by any US or foreign governmental agency and applicable to the manufacture, approval and notice for sale, quality control, testing, cleaning, sterilization, packaging, labeling, record retention, storage, handling, transport, and reporting of the Products in effect at a particular time during the Term.

1.4. “BioLife Software and Portal” means a cloud based software system for managing information from the EVO smart shippers, and providing a customer service portal.

1.5. “Buyer Trademarks” means Buyer’s trademarks, trade names and logos, and Buyer’s artwork, trade dress and packaging designs, as designated from time to time in writing by Buyer.

1.6. “Commercialization Date” means the date upon which Buyer is ready to make the Product available for marketing, sales, and acceptance of customer orders by Buyer.

1.7. “Delivery Date” means the date the Products are to be delivered, as set forth in the Initial Purchase Order or in an Additional Purchase Order.

1.8. “Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

1.9. “EVO” means a particular container designed and built by SAVSU.

1.10.  “Initial Purchase Order” means the first purchase order for EVO containers at the quantity, price and schedule outlined in Exhibit B.  This purchase order is non-cancellable.

1.11. “Intellectual Property Rights” means on a world-wide basis, any and all intangible (a) rights associated with works of authorship including copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents, designs, algorithms ideas, concepts, know-how, techniques, inventions, discoveries, improvements, documents, products, systems, practices, procedures, means, methods, devices, programs, software, drawings, sketches, trade secrets, invention disclosures (whether or not patentable) and other industrial property rights; (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise; and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing). (g) For the avoidance of doubt, “Intellectual Property” includes, but is not limited to, subject matter that falls within the definition of patentable subject matter under the laws of the United States or any other country or within the definition of copyrightable materials under the laws of the United States or any other country.

1.12. “Manufacturing Facilities” means location of assembly facility for EVO containers.

1.13. “Manufacturing/Quality System Requirements” has the meaning set forth in Section 2.2.

1.14. “Modify the Product” means modification by Buyer limited to the following: installing electronics sending units and battery pack, initializing the electronics/cellular system, and authorized repairs and maintenance.

1.15. “Product(s)” means the finished products described in the Specifications attached at Exhibit A.

1.16. “Production Version” means the design of finished Products modified and enabled for smart shipper capability and confirmed by the Parties in writing as ready for commercial marketing and sales and to be manufactured to meet the Initial Purchase Order.

1.17. “Rejection” means Buyer determination that Products do not conform in any material respects to the applicable Specifications or have not been manufactured in conformity with the Manufacturing/Quality System Requirements or any of the Applicable Regulations, and the Buyer’s notification to the Seller of such a determination.

1.18. “Smart Shipper, Smart Box, or Smart Container” means an EVO, or other SAVSU designed and manufactured, insulated container designed and manufactured by SAVSU incorporating an integrated electronics package including some or all of (but not limited to) the following: temperature recorder, cellular communications, wifi communications, Bluetooth (or other near field communications) communications, remote temperature monitoring, and light/IR sensing.

1.19. “Specifications” means the raw materials, manufacturing, quality assurance and finished device specifications and protocols for the Products, as set forth in Exhibit A.

1.20. “Supply Agreement Effective Date” means the date on which the Supply Agreement is executed.

2. Manufacture and Supply.

2.1. Manufacture. Seller agrees to manufacture and supply to Buyer those quantities of the Products provided for in the Initial Purchase Order and such additional quantities of Products that Buyer orders pursuant to Additional Purchase Orders that are accepted by Seller pursuant to Section 2.8, all in accordance with the terms and conditions of this Agreement.

2.2. Manufacturing/Quality System Requirements. Prior to shipment to Buyer, Seller agrees that it shall manufacture, test, clean, package, store, handle, and label all Products sold hereunder in conformity with ISO 9001 and the further manufacturing and quality system requirements set forth at attached Exhibit D (together, the “Manufacturing/Quality System Requirements”). Seller agrees to implement any changes that are required by amendments to such manufacturing and quality system requirements in an expeditious and commercially prudent manner.

2.3. Applicable Regulations.

(a) Seller shall manufacture, test, clean, package, store, handle and label the Products in accordance with all Applicable Regulations. Each Party shall promptly notify the other of any new laws, regulations, rules or requirements of which it becomes aware that pertain to Products, and shall confer with the other with respect to the best means to comply with such requirements. Seller represents and warrants to Buyer that it has, and will retain its ISO 9001 certification (or other applicable ISO series 9000 certification) and will maintain a quality system certified to ISO 9001 for the duration of this Agreement.

(b) Seller shall use reasonable efforts to provide support to Buyer for any regulatory submissions and registrations which Buyer determines are necessary or advisable for the Products as modified by Buyer worldwide, including through the production of documents in Seller’s possession. Any costs in connection therewith shall be borne by Buyer. Additional regulatory requirements and deliverables shall be as specified in the manufacturing and quality system requirements agreed to from time to time by the Parties. If any update is necessary to conform the design and manufacture of the Products with regulatory changes that come into force after the Effective Date, the Parties shall negotiate in good faith to develop and execute a new Initial Purchase Order and/or Additional Purchase Orders for such update.

(c) Each Party shall designate an individual within its organization to be the primary contact regarding regulatory issues. Such individual may be changed by giving written notice thereof to the other Party.

(d) With respect to its performance hereunder, Seller shall make all commercially reasonable efforts to obtain and comply in all material respects with all applicable permits and registrations, and all applicable present and future orders, regulations, requirements and laws of any governmental authority in addition to the Applicable Regulations.

2.4. Technical Meetings. Each Party agrees to conduct technical (e.g., engineering, quality) meetings with the other Party in person or by conference call regularly as agreed by the Parties, and no less than monthly for the first six months, and on an agreed upon schedule thereafter.  Meeting notice will be given 14 days ahead of time. Each Party will provide at least one person from its engineering personnel at the technical meetings. Each Party shall bear its own expenses in attending such meetings.

2.5. Management Meetings. Each Party agrees to conduct management (e.g., asset utilization, cost reduction) meetings with the other Party in person or by conference call regularly as agreed by the Parties, and no less than quarterly. Meetings can be requested by either Party as needed. Meeting notice will be given 14 days ahead of time.  Each Party will provide at least one person from its management personnel at the management meetings. Each Party shall bear their own expenses in attending such meetings.

2.6. Commercialization Date. Seller shall ensure that all obligations required of it to achieve the Commercialization Date are completed prior to December 31, 2014. A breach of this Section 2.6 shall be a material breach of this Agreement.

2.7. Initial Purchase Order. Within twenty (20) business days of the Supply Agreement Effective Date, Buyer shall submit to Seller a purchase order (the “Initial Purchase Order”) for the quantities of Products and estimated delivery dates set forth on attached Exhibit B (the “Initial Forecast”). The Initial Purchase Order shall be deemed accepted by Seller within ten (10) days of receipt, unless objected to in writing by Seller prior to the expiration of 10 days of receipt of Initial Purchase order.

2.8. Additional Purchase Orders. Buyer may from time to time submit to Seller purchase orders (each an “Additional Purchase Order”) in addition to the Initial Purchase Order by means of a first class certified mail return receipt requested, receipt verified overnight courier, receipt verified electronic mail, or receipt verified facsimile communication. Seller shall be deemed to have received an Additional Purchase Order on the date of its receipt verified electronic mail or electronically confirmed facsimile receipt if sent before 4:00 pm Pacific time or on the next day if sent thereafter, and upon its delivery to Seller by first class certified mail return receipt requested or receipt verified overnight courier service. Each Additional Purchase Order shall include the following, as applicable: (i) the date of the Additional Purchase Order; (ii) description of the Products ordered, including part numbers and quantity; (iii) prices; (iv) Delivery Date(s); (v) address(es) for shipment; (vi) payment terms; and (vii) mode of shipment. Seller shall notify Buyer in writing within ten (10) business days of receipt of any Additional Purchase Order setting forth either (a) its acceptance or rejection of all of the terms of the Additional Purchase Order; or (b) any proposed amendments to the terms, Delivery Date(s) or quantities for the Products ordered. If Seller responds pursuant to (b) above, Buyer and Seller shall negotiate in good faith and in a timely manner such Delivery Dates and quantities. Upon agreement of the Parties, an authorized representative of each Party shall execute the Additional Purchase Order, and on the date of Seller’s execution the Additional Purchase Order shall be deemed accepted. Failure by Seller to object in writing to Buyer prior to the expiration of 10 days of receipt of Additional Purchase order shall be deemed acceptance of an Additional Purchase Order. Each Additional Purchase Order shall become binding upon the Parties upon acceptance.

2.9. Reschedules. If Seller does not comply with any of its delivery obligations, Buyer may, in Buyer’s sole discretion and at Seller’s sole cost and expense, (a) approve a revised Delivery Date, or (b) require expedited or premium shipment. Unless otherwise expressly agreed to by the Parties in writing, Seller may not make partial shipments of Products to Buyer, without Buyer’s approval.

2.10. Conflicting Terms. This Agreement shall govern the Initial Purchase Order and each Additional Purchase Order, and any conflict or inconsistency between the terms of this Agreement and any such document shall be resolved in favor of this Agreement, unless Buyer and Seller expressly state their acceptance of such conflicting terms. No additional or conflicting terms in any acknowledgement or acceptance from Seller or Buyer shall govern.

2.11. Specifications Changes. Buyer may at any time propose a change in the Specifications by submitting written notice to Seller detailing the nature, extent and proposed manner of performance of the proposed change, and estimated scheduling, pricing and cost information relating thereto. Seller shall evaluate each such request, and submit to Buyer a written response to each such request within thirty (30) business days following receipt thereof, unless otherwise agreed by the Parties. Seller’s written response shall address any impact the proposed changes will have on the Initial Purchase Order or any pending Additional Purchase Orders and on manufacture of the Products. The Parties shall negotiate the desired changes in good faith. If the Parties mutually agree to the changes, Buyer shall prepare a written description of the agreed changes (a “Specifications Change”), which will become effective when it is signed by both Parties. The Specifications Change will be incorporated into this Agreement and as part of any relevant Initial Purchase Order or pending Additional Purchase Orders and will prevail over any inconsistent terms of thereof. Seller shall implement such mutually agreed changes in an expeditious and commercially prudent manner.

2.12. Forecasts.

(a) On a monthly basis, Buyer will update the Initial Forecast and provide Seller with a six-month rolling forecast of anticipated Product orders for Additional Purchase Orders. Except where this Agreement is terminated pursuant to Section 10.2, the first two (2) months in each forecast shall be considered firm orders (subject to Section 2.8). The remaining four months of each forecast will be non-binding and freely subject to change. By the fifteenth (15th) day of each month, the rolling six-month forecast will be updated and transmitted to Seller in accordance with this Section 2.12. Within fifteen (15) days after receipt by Seller of each forecast, the Parties shall establish a mutually agreeable delivery schedule for Product(s) under Additional Purchase Orders.

(b) Buyer will be financially responsible for any raw materials ordered by or on behalf of Buyer in order to meet any firm order portion of the rolling forecast, and will reimburse Seller for any such raw materials which Seller cannot use due to termination of any Purchase Order of this Agreement.

(c) Increases to firm order quantities must be requested not less than 60 days prior to requested delivery and must be approved in writing by Seller.

2.13. Long-Lead Time Components. Upon Buyer’s request, Seller agrees to stock additional raw materials with long lead times to meet anticipated demand.  Any such requests will be paid by seller upon presentation of the request, with such amount to be deducted from future invoices from Seller to Buyer. Buyer will be financially responsible for any raw materials ordered by or on behalf of Buyer related to any additional such request, and will reimburse Seller for any such raw materials which Seller cannot use due to termination of any Purchase Order of this Agreement.

2.14. Obsolete Components. Promptly after Seller determines any component used in the Products will be obsolete, Seller will notify Buyer. Buyer will have thirty (30) days to notify Seller of its decision to (i) buy additional quantities of the component for future needs; (ii) institute a Specifications Change under Section 2.11, or (iii) undertake the qualification of a replacement part.

2.15. Subcontracting. Seller may subcontract any services required of Seller hereunder, in whole or in part, provided that all such services performed by any such subcontractors shall be performed in accordance with the terms of this Agreement (including the Specifications).

3. Labeling; Manufacturing Location.

3.1. Labeling; Buyer Trademarks.

(a) Seller and Buyer shall jointly develop a specification for labeling of the Products.  Seller shall label and package the Products according to the specification agreed to in writing by Buyer and Seller.  This specification may be changed from time to time by agreement of the Buyer and Seller.  Buyer hereby grants Seller a nonexclusive, nontransferable, worldwide, royalty-free right and license to use Buyer’s trademarks, trade names and logos, and Buyer’s artwork, trade dress and packaging designs, as designated from time to time in writing by Buyer (the “Buyer Trademarks”) solely for Seller’s labeling and packaging of the Products and production of product inserts and other materials related to the Products, if and as directed by Buyer from time to time during the Term. Seller shall include any Seller trademark or logo on the Products and any reference or code as is required by any Applicable Regulation.

(b) Seller shall not:

(i) use or permit any agent or subdistributor of Seller to use any trademark or product names confusingly similar to the Seller Trademarks;

(ii) use or permit any agent or subdistributor of Seller to use the Buyer Trademarks on any objects other than the Products and accompanying items listed above; or

(iii) register or attempt to register any trademark registration for any trademark that is identical or similar to the Buyer Trademarks.

(c) Except as specifically provided herein, nothing in this Agreement shall be deemed to confer upon Seller or any third party any right, title or interest in any of the Buyer Trademarks. All goodwill associated with the use by Seller of the Buyer Trademarks shall enure solely to the benefit of Buyer.

3.2. No Changes. Seller may not change or deviate from the Specifications and Manufacturing/Quality System Requirements without the prior written consent of Buyer.

4.	Shipment and Acceptance Testing.

4.1. Shipment. Seller shall ship Products in accordance with the Initial Purchase Order and each binding Additional Purchase Order. Products shall be marked for shipment to Buyer or to Buyer’s designated destination, and delivered to a carrier designated by Buyer or, if not so designated by Buyer, to a carrier chosen by Seller, F.O.B. origin. Seller shall include with each shipment of Products written confirmation of conformance of such Products to the Manufacturing/Quality System Requirements, Specifications and all Applicable Regulations. Such written confirmation shall in no way limit Buyer’s rights to inspect and test the Products or Buyer’s rights under any warranty or of indemnification hereunder.

4.2. Risk of Loss and Title. Risk of loss and title shall pass to Buyer at time of delivery to the F.O.B. point.

4.3. Acceptance Testing. Notwithstanding any written confirmation from Seller, any Products manufactured hereunder shall be received by Buyer subject to inspection and performance testing in accordance with the testing protocol set forth in the Manufacturing/Quality System Requirements (or as otherwise agreed by the Parties). Buyer shall have thirty (30) days from the date of receipt of each shipment of Products to determine to its reasonable satisfaction whether the Products conform in all material respects to the applicable Specifications and have been manufactured in conformity with the Manufacturing/Quality System Requirements and all Applicable Regulations (the “Testing Period”). If and when Buyer notifies Seller in writing that the Products conform in all material respects to the applicable Specifications and have been manufactured in conformity with the Manufacturing/Quality System Requirements and all Applicable Regulations, “Acceptance” shall be deemed to have occurred. Buyer’s failure to provide notice of Acceptance or Rejection (defined below) to Seller prior to the end of the applicable Testing Period shall be deemed Acceptance. The Acceptance of any Product shall in no way limit Buyer’s rights under any warranty or for indemnification hereunder.

4.4. Rejection.

(a) If Buyer reasonably determines that any Products do not conform in any material respects to the applicable Specifications or have not been manufactured in conformity with the Manufacturing/Quality System Requirements or any of the Applicable Regulations, Buyer shall notify seller in the form of a formal “customer complaint” or an NCR generated by the Buyer and delivered to the Seller.  The Seller will have 10 business days to respond and will follow the methodology outlined in the Sellers’s ISO Quality manual. Buyer and Seller will discuss the nonconformance and disposition which may include “Use As Is”, “Rework/Repair”, or “Reject/Scrap/Return”.

(b) All returns and reshipments shall be F.O.B. Buyer’s facilities or the facilities of Buyer’s designated destination. Seller shall insure all returns and reshipments against loss or damage for the full replacement value of the Products returned or reshipped, and shall pay all freight and insurance costs for such Products. In the event of any destruction of nonconforming Products, Buyer (or Buyer’s customer, as applicable) shall, if requested by Seller, deliver to Seller an appropriate written confirmation of destruction.

5.	Prices; Payment.

5.1. Prices. During the Term of this Agreement, Buyer shall pay to Seller the prices for each Product as set forth in Exhibit C.

5.2. Invoices. Seller shall invoice Buyer for the Product price upon shipment of Products under the Initial Purchase Order or any Additional Purchase Order. Seller shall invoice Buyer for any other amounts due hereunder not later than 10 days after shipment date.  Special invoices may be negotiated with the Buyer for exceptional items as needed.

5.3. Payment Terms. Payment for Products shall be due thirty (30) days from the date of the relevant invoice for the Products. Any other amounts due under this Agreement shall be payable thirty (30) days from date of receipt by Buyer of the invoice. All amounts shall be paid in U.S. Dollars.  Special payment terms may be negotiated with the Buyer in exceptional circumstances as needed.

5.4. Taxes. Any taxes, levies or similar governmental charges, now in force or enacted in the future, however, designated (“Taxes”) including related penalties and interest, imposed by any governmental authority on or measured by the activities described herein shall be paid by Buyer in addition to the prices invoiced. Buyer shall pay, or reimburse Seller for the payment of all Taxes including related penalties and interest, except Taxes for which Buyer has provided a certificate of exemption or resale acceptable to both Seller and the appropriate taxing authority.

6.	Buyer’s Distribution Rights.

6.1. Appointment. Seller hereby appoints Buyer, and Buyer hereby accepts such appointment, as the exclusive distributor of the Products during the Term for the purpose of Modifying the Products, as set out in the Specifications in Exhibit A, to be enabled for smart shipper capability, along with the right to promote, market, and rent, such enabled Products to customers in connection with the provision of electronic tracking services for the Products. Buyer’s right to distribute products under this Agreement shall include all extensions and improvements to the Products, as they are released by Seller from time to time. Buyer’s exclusive territory to promote and distribute the Products on this basis is worldwide, and Seller shall not itself, and shall not authorize any third party to, directly or indirectly, promote or distribute the Products, or any products that are competitively similar to the Products as delivered by Seller or as modified by Buyer, during the Term. Notwithstanding the foregoing, on termination of this Agreement for any reason or if Buyer determines that it is not economical to rent the Products as modified for smart shipper capability, Buyer shall be authorized to sell any Products in its inventory without smart shipper capability, but only after offering the Products to Seller first.

6.2. Subdistributors. Buyer shall be authorized to appoint subdistributors or agents for the sale of Products. Buyer shall at all times remain fully liable for any act or omission by its subdistributors and agents.

7.	Warranties.

7.1. Product Warranty.

(a) Seller warrants to Buyer that the Products shall (i) be free from defects in materials and workmanship under normal use and conditions and conform in all material respects to the applicable Specifications for a period of one year from the date of shipment to Buyer; (ii) meet and be manufactured in conformity with the Manufacturing/Quality System Requirements and all Applicable Regulations; (iii) be free and clear of any lien or encumbrance upon delivery to and acceptance by Buyer; and (iv) be new.

(b) Without limiting any of Buyer’s remedies at law or in equity, Buyer may return any defective or nonconforming Product with written notice to Seller and acceptance by the Seller, and Seller shall, at Buyer’s election, promptly replace the same free of any additional charge or reimburse Buyer for the total amount paid for such Products. The reasonable shipping costs of return shall be borne by Seller.

7.2. Intellectual Property. Seller warrants to Buyer, and Buyer warrants to Seller, to the best of their knowledge, that the Products as delivered to Buyer, and any subsequent software developed by Buyer to Modify the Products, shall not infringe upon or violate the rights of any third parties, including, but not limited to, any Intellectual Property Rights.

7.3. Other Warranties. Each Party hereto warrants to the other Party that such Party has full power to enter into this Agreement and perform the obligations set forth herein, and such ability is not materially limited or restricted by any agreements or understandings between either Party and other persons or companies.

7.4. Warranties to Customers. Buyer may warrant the Products to its customers in any way Buyer deems appropriate, provided that Seller assumes no additional liability for any such warranties.

7.5. DISCLAIMER. THE WARRANTIES SET FORTH HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY SELLER, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Indemnification.

8.1. Indemnification by Seller. To the extent allowable by law, Seller hereby assumes all liability for, and agrees to indemnify, defend and hold harmless Buyer and its successors, permitted assigns, agents and employees from and against, any and all liabilities, losses, damages, claims and expenses to the extent that they arise from third party claims, actions or demands including without limitation, claims arising in contract or tort (including gross negligence), strict liability or otherwise (collectively, “Claims”) that (a) Seller’s material breach of any of its representations or warranties or any other obligation hereunder, or (b) Seller’s gross negligence or willful misconduct; provided that Seller’s indemnification obligations shall not apply to the extent that such Claims arise from Buyer’s gross negligence or willful misconduct or breach of any of its representations or warranties or any other obligation hereunder.

8.2. Indemnification by Buyer. To the extent allowable by law, Buyer hereby assumes all liability for, and agrees to indemnify, defend and hold harmless Seller and its successors, permitted assigns, agents and employees from and against, any and all liabilities, losses, damages, claims and expenses to the extent that they arise from third party claims, actions or demands including without limitation, claims arising in contract or tort (including gross negligence), strict liability or otherwise (collectively, “Claims”) or to the extent arising from (i) Buyer’s material breach of any of its representations or warranties or any other obligation hereunder, or (ii) Buyer’s gross negligence or willful misconduct; provided that Buyer’s indemnification obligations shall not apply to the extent that such Claims arise from Seller’s gross negligence or willful misconduct or breach of any of its representations or warranties or any other obligation hereunder; or (iii) Buyer making warranties to customers beyond those provided for in this Agreement.

9.	Confidentiality.

9.1. Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means, with respect to each of the Parties and each of their respective affiliates (each, a “Disclosing Party”), information that is proprietary to the Disclosing Party, including patent applications, know-how, designs, formulas, processes, technology, plans, data, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to its business; information concerning any of its past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products or services; and information concerning any of its past, current or possible future customers or business prospects.  Confidential Information will include information furnished in both written and oral form to a Party (the “Receiving Party”) or any of their respective directors, officers, employers, agents or advisors (collectively, such Party’s “Representatives”).  The terms of this Agreement constitute Confidential Information.  Confidential Information will not include (a) any information lawfully in the possession of the Receiving Party prior to the date of disclosure thereof by the Disclosing Party or its Representatives, on a non-confidential and lawful basis, (b) any information which is in the public domain or hereafter becomes a part thereof through no fault of the Receiving Party, (c) any information that becomes available to the Receiving Party on a non-confidential and lawful basis from a source other than any other Person bound by this Agreement, or (d) any information disclosed from one Person bound by this Agreement to another which is expressed in writing by the Disclosing Party to be non-confidential.  Each Party acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

9.2. Protection of Confidential Information.  Except as otherwise may be specifically provided herein, each Party shall hold all Confidential Information of a Disclosing Party in the strictest confidence and shall disclose such Confidential Information only to its respective Representatives who have a need to know such information, which Representatives shall also hold such information in the strictest confidence.  Further, each Party agrees that it (i) shall use each Disclosing Party’s Confidential Information solely and exclusively for carrying out the purposes of, or its rights under, this Agreement and shall not otherwise utilize a Disclosing Party’s Confidential Information for the benefit of the Receiving Party or any third party.  Each Receiving Party will direct its Representatives to treat a Disclosing Party’s Confidential Information in accordance with this Agreement and to exercise such precautions or measures as may be reasonable in the circumstances to prevent improper use of such Confidential Information by them, and each Receiving Party will be responsible for any breaches by such Representatives of this Agreement.  Each Receiving Party shall take, at its sole cost and expense, all reasonable measures, including but not limited to court proceedings, to restrain its Representatives (or former Representatives) from unauthorized disclosure or use of a Disclosing Party’s Confidential Information.  Each Receiving Party agrees that, at the Disclosing Party’s request, it will cooperate, and will cause its Representatives to cooperate, fully with the Disclosing Party in any and all legal action taken by the Disclosing Party to protect the Disclosing Party’s rights in its Confidential Information.

9.3. Compelled Disclosure.  This Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, disclosure in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction and any disclosures necessary to comply with applicable securities laws.  In the event the Receiving Party is required to disclose Confidential Information in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction, the Receiving Party shall promptly notify the Disclosing Party in writing, and cooperate, and cause its Representatives to cooperate, at the Disclosing Party’s sole expense, with the Disclosing Party in seeking to limit the disclosure of such Confidential Information.  In the event that a protective order or other remedy is not promptly obtained to limit the disclosure, the Receiving Party or any Representative to whom the Receiving Party transmits the Disclosing Party’s Confidential Information shall furnish only that portion of the Disclosing Party’s Confidential Information which in the opinion of such person’s counsel is legally required and shall exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Disclosing Party’s Confidential Information.

9.4. Return of Information.  Upon any termination, cancellation or expiration of this Agreement, or upon the Disclosing Party’s request for any reason (other than in breach of this Agreement), the Receiving Party shall return promptly to the Disclosing Party or certify the destruction of the originals and all copies of any written documents, tools, materials or other tangible items containing or embodying Confidential Information of the Disclosing Party; provided, however, that the Receiving Party shall be entitled to retain one copy of Confidential Information of the Disclosing Party as is necessary as a record as to what is confidential and what was returned or destroyed.  Notwithstanding the foregoing, a Receiving Party shall not be required to attempt to permanently delete Confidential Information electronically captured by its automated archival back-up systems.

9.5. Remedies.  The Receiving Party agrees that its obligations provided in this Article 9 are necessary and reasonable in order to protect the Disclosing Party and its business, and expressly agrees that monetary damages may be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of its covenants and agreements set forth in this Agreement.  Accordingly, each Receiving Party agrees and acknowledges that in the event of any such breach or threatened breach, in addition to any other remedy that may be available in law, in equity or otherwise, the Disclosing Party shall be entitled to seek and obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages.

9.6. Survival.  The terms and provisions of this Section 9 will survive any termination of this Agreement for a period of five years and shall bind the Parties’ successors and assigns.

10.	Term and Termination.

10.1. Term. This Agreement shall commence as of the Effective Date and shall continue for twenty (20) years unless sooner terminated as set forth herein. This Agreement may only be extended thereafter pursuant to agreement of the Parties in writing (with any such extensions being a “Renewal Term”). The Initial Term and any Renewal Terms are referred to jointly as the “Term.”

10.2. Early Termination. If either Party is in material breach of any of its obligations under this Agreement and fails to cure that breach within one hundred eighty (180) days after receipt of written notice of such breach from the nonbreaching Party, the nonbreaching Party may terminate this Agreement immediately by giving written notice of such termination.  For this purpose, Seller will be able to effectuate a cure with respect to a breach involving (i) the timely shipment of Products subject to the Initial Purchase Order or any Additional Purchase Order no more than two (2) times during any twelve (12)-month period during the Term provided that shipment is not delayed by more than ten (10) business days for any such late shipment, and (ii) the delivery of nonconforming Products subject to the Initial Purchase Order or any Additional Purchase Order so long as the nonconforming Products do not constitute more than fifteen percent (15%) of the Products to be delivered in any three (3)-month period.

10.3. Effects of Termination.

(a) Upon any expiration or termination of this Agreement, in addition to the Parties’ other rights and remedies at law and in equity, the Parties shall have the following rights and obligations:

(i) The Parties shall negotiate in good faith the delivery of any Products under any outstanding Initial Purchase Order or binding Additional Purchase Orders, and Buyer shall pay for such Products in accordance with the terms of this Agreement.

(ii) Other than in the case of a termination by Seller under Section 10.2 for uncured material breach by Buyer, Seller shall supply Buyer with up to three (3) months of Buyer’s forecasted requirements of the Products, pursuant to Additional Purchase Orders under Section 2.8 that are delivered by Buyer and accepted by Seller within forty-five (45) days prior to the effective date of termination, at the price and subject to the terms specified herein (the “Final Order”). Seller shall deliver the Products ordered in the Final Order as soon as they are produced.

(iii) Termination of this Agreement shall have no effect on Buyer’s right, after the effective date of termination, to promote and provide shipper tracking and other maintenance and support services to existing or new customers with regard to, and to resell, lease or otherwise deal in, existing Products that Buyer has already placed into service or has in inventory as of the effective date of termination or that Buyer purchases under the Final Order.

(iv) The Parties shall each perform their respective post-termination obligations described in the Manufacturing/Quality System Requirements.

10.4. Survival of Certain Obligations. Notwithstanding the expiration or termination of this Agreement, any provision of this Agreement shall survive termination that by its nature is necessary to permit the Parties to perform their respective obligations under Section 10.2 or that applies to the Parties’ relationship generally, including Sections 8 and 9, shall continue in for five years as provided for under Section 9, and under Section 8 for as long as provided for under any federal or state applicable statute of limitations.

11.	Miscellaneous.

11.1. Independent Contractors. Notwithstanding anything else set forth herein to the contrary, the relationship of the Parties to this Agreement is that of independent contractor, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties. Neither Party shall have authority to enter into agreements of any kind on behalf of the other Party, nor shall either Party have the power or authority to bind or obligate the other Party in any manner to any third party. Seller shall be responsible for the timely withholding and payment of all taxes in connection with its services hereunder (including for Seller’s employees who provide any services), including federal, state and local income tax, social security tax, Medicare tax, unemployment insurance taxes, and any other taxes or fees or the like.

11.2. Assignment. Neither Party may assign any of its rights or obligations hereunder in whole or in part without the prior written consent of the other Party. Any attempted assignment in violation of this provision shall be null, void and without legal effect.

11.3. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing.  Without limiting the manner by which written notice may otherwise be given, any notice shall be effective if given by a form of Electronic Transmission consented to in writing by the Party to whom the notice is given, which consent has not been revoked in writing.  Notice will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed to a Party’s address set forth in the records of the Company or designated in writing by such Party, if sent by first class mail, return receipt requested, (iv) when receipt is acknowledged by an affirmative act of the Party receiving notice, (v) if sent by receipt verified facsimile telecommunication, when directed to a number at which the Party receiving notice has consented to receive notice, (vi) if by receipt verified electronic mail, when directed to an electronic mail address at which the Party receiving notice has consented to receive notice, or (vii) if by any other form of receipt verified  Electronic Transmission, when directed to the Party who is receiving notice.

If to Buyer:

Mike Rice, President
biologistex CCM, LLC
3303 Monte Villa Parkway, #310
Bothell, WA 98021

If to Seller :

Dana Barnard, Manager
SAVSU Technologies, LLC
1 High Country Road
Santa Fe, NM 87508

11.4. Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.5. References.  References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

11.6. Construction.  The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

11.7. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof.

11.8. Venue. Any action at law, suit in equity, or judicial proceeding of any kind arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or the relationship between the Parties shall be litigated only in the courts located in Santa Fe County, State of New Mexico, and the Parties waive any right they may have to challenge the jurisdiction of this court or seek to bring any action in any other forum, whether originally or by transfer, removal, or change of venue.

11.9. Entire Agreement; Amendments. This Agreement, including the Exhibits attached hereto, the Initial Purchase Order and any Additional Purchase Orders, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.

11.10. Severability. If any provision or provisions of this Agreement shall be determined to be unenforceable, then the Parties shall in good faith negotiate for a substitute provision addressing the same subject matter as the unenforceable provision(s) as may then be considered to be enforceable; provided, however, that if no substitute provision can be formulated which shall be accepted by the Parties as enforceable, this Agreement shall nonetheless continue in full force and effect with the unenforceable provision(s) stricken herefrom.

11.11. Waiver. The failure or delay of either Party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or of the right thereafter to enforce each and every provision. No waiver by either Party to this Agreement, either express or implied, of any breach of any term, condition, or obligation of this Agreement, shall be construed as a waiver of any subsequent term, condition, or obligation of this Agreement.

11.12. Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder. Each Party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other Party hereto.

11.13. Remedies. All remedies set forth in this Agreement are cumulative and in addition to any other or further remedies provided in law or in equity.

11.14. Construction. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word “include,” “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized and empowered officer and representatives as of the Effective Date.

BIOLOGISTEX CCM, LLC	SAVSU TECHNOLOGIES, LLC
By:/s/ Mike Rice Name: Mike Rice Title: President	By:/s/ Dana Barnard Name: Dana Barnard Title: Manager

Attachments:
Exhibit A – Product Specifications
Exhibit B – Initial Forecast
Exhibit C – Prices
Exhibit D – Manufacturing / Quality System Requirements

EXHIBIT A

[**Confidential Treatment Requested**]

EXHIBIT B

INITIAL FORECAST

Buyer’s agrees to purchase [**CONFIDENTIAL TREATMENT REQUESTED**] units during the first 24 months commencing on the first day of the month following the SUPPLY AGREEMENT EFFECTIVE DATE, with delivery to be made by the 5th day of the month as follows (“Initial Forecast”):

Months 1-6:                          [**CONFIDENTIAL TREATMENT REQUESTED**] units/month
Months 7-18:                        [**CONFIDENTIAL TREATMENT REQUESTED**] units/month
Months 18-24:                      [**CONFIDENTIAL TREATMENT REQUESTED**] units/month

Buyer’s obligation to purchase the Initial Forecast shall be adjusted to reflect the effect of any failure by Seller to deliver Products according to the delivery schedule herein; any change in design or specifications of the Products; any failure of Seller to deliver Products that conform to the applicable Specifications and manufacturing and quality system requirements; or any infringement claim, change in regulations, event of force majeure or other event outside the control of a Party that interrupts or inhibits customer demand for the Products.

EXHIBIT C

PRICES

Product Categories

1. EVO shipping containers
2. Cold Packs
3. Payload box inserts
4. Vial Racks
5. Disposable liners
6. Disposable shipping boxes
7. [**Confidential Treatment Requested**] electronics

Category Descriptions

1. EVO Shipping Containers
The EVO -S contains a package of [**Confidential Treatment Requested**] electronics which include a Sensor Pack, Communication Device, Battery Pack, and Thermocouple. The EVO -D  models do not include any embedded [**Confidential Treatment Requested**] electronics.

2. Cold Packs
The Cold Packs produced by SAVSU are designed to be used with each particular product line too provide the appropriate thermal mass necessary to deliver the desired payload temperature during shipment. These Cold Packs include a range of sizes to accommodate optimal pack out fit and performance. The type of phase change material inside each Cold Pack also further distinguishes the Cold Packs. The phase change materials used will include water or other materials, which are designed to phase change at specified temperatures to accomplish the desired shipping temperature.

3. Payload box inserts
Payload box inserts are products, which are specifically designed to hold and protect a specific size payload within a SAVSU insulated shipping container.

4. Vial Racks
Vial Racks are designed to function are a payload box insert for shipments, which require the use of dry ice. The Vial racks are designed to secure the payload when it is surrounded by dry ice. The Vial Racks also provide a means of optimizing the temperature stability of the payload as dry ice sublimates.

5. Disposable Liners
The disposable liners are used within a SAVSU shipping container to allow for easy sanitary reuse of the shipping container. The liners are placed inside a SAVSU shipping container prior to pack out and then they are removed and replaced with a new liner prior to packing out a new shipment.

6. Disposable Shipping Boxes
Each SAVSU insulated shipping container may be protected from dirt, debris and shipping labels by utilizing Disposable Shipping Box These boxes are optimally designed to fit each SAVSU insulated shipping container.

7. [**Confidential Treatment Requested**] Electronics
[**Confidential Treatment Requested**] electronics include a Sensor Pack, Communication Device, Battery Pack, Battery Charger, and Thermocouple.

SAVSU Insulated Containers
Prices FOB Leon, Mexico
Model	Price
EVO -S- 5° (2° - 8° Refrigerated) Includes [**Confidential Treatment Requested**] electronic package and 2 cold packs. (Battery charger not included)	$[**Confidential Treatment Requested**]
EVO -S- 22° (20° - 25° CRT)) Includes [**Confidential Treatment Requested**] electronic package and 2 cold packs. (Battery charger not included)	$[**Confidential Treatment Requested**]
EVO -S- -80° (Dry Ice) Includes [**Confidential Treatment Requested**] electronic package and 1 vial rack	$[**Confidential Treatment Requested**]
EVO -D- 5° Includes 2 cold packs	$[**Confidential Treatment Requested**]
EVO -D- CRT Includes 2 cold packs	$[**Confidential Treatment Requested**]
EVO -D- -80° Includes 1 vial rack	$[**Confidential Treatment Requested**]

Interior Components
Prices FOB Leon, Mexico
Cold Packs	Price
EVO 5° top	$[**Confidential Treatment Requested**]
EVO 5° bottom	$[**Confidential Treatment Requested**]
EVO 22° top	$[**Confidential Treatment Requested**]
EVO 22° bottom	$[**Confidential Treatment Requested**]
Payload Box Inserts	Price
EVO-PBI - 1”	$[**Confidential Treatment Requested**]
EVO-PBI - 1.5”	$[**Confidential Treatment Requested**]
EVO-PBI - 2”	$[**Confidential Treatment Requested**]
EVO-PBI - 2.5”	$[**Confidential Treatment Requested**]
EVO-PBI - 3”	$[**Confidential Treatment Requested**]
Vial Racks	Price

Cold Packs	Price
VR-EVO	$[**Confidential Treatment Requested**]
Disposable Liners	Price
DL-EVO	$[**Confidential Treatment Requested**]
Disposable Shipping Boxes	Price
DSB-EVO	$[**Confidential Treatment Requested**]

[**Confidential Treatment Requested**] Replacement Parts
Prices FOB [**Confidential Treatment Requested**]
Part #	Description	Price
BFA 10068	PT300 Verizon (w/o WiFi)	$[**Confidential Treatment Requested**]
BFA 10076	PT300D WiFi w/SIM (Eseye and Verizon)	$[**Confidential Treatment Requested**]
BFA 10081	PT300D WiFi w/SIM (KORE and Verizon)	$[**Confidential Treatment Requested**]
BFA 10062	PT300 Basic Sensor Pack	$[**Confidential Treatment Requested**]
BFA 10063	PT300 Advanced Sensor Pack	$[**Confidential Treatment Requested**]
BFA 10077	PT300 Accessory Pack	$[**Confidential Treatment Requested**]
BFA 10079	10,000 mAh Battery Pack	$[**Confidential Treatment Requested**]
BFA 10094	Temperature Probe (non-NIST)	$[**Confidential Treatment Requested**]
BFA 10095	AC Battery Charger for External Batter Pack	$[**Confidential Treatment Requested**]

EXHIBIT D

MANUFACTURING / QUALITY SYSTEM REQUIREMENTS & WARRANTIES

[**Confidential Treatment Requested**]